                                                                      EXHIBIT 99

               THE LIMITED, INC. ANNOUNCES CHANGE IN ACCOUNTING
            FOR GIFT CERTIFICATES, STORE CREDITS AND LAYAWAY SALES

Columbus, Ohio (February 16, 2000) -- The Limited, Inc. (NYSE/LSE: LTD) today announced a change in accounting for gift certificates, store credits and layaway sales. The Company, which has not been contacted by the Securities and Exchange Commission ("SEC"), chose to address this matter after the issuance of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

This change in accounting impacts the timing of recognizing income from gift certificates, store credits and layaway sales, but does not impact the Company's reported cash flows, net sales or comparable store sales. Additionally, there is no impact to customers holding unredeemed gift certificates or store credits, nor to customers who currently have merchandise on layaway.

The Company had historically recognized net receipts/(redemptions) from gift certificates and store credits as a reduction/(increase) to general, administrative and store operating expenses. Layaway sales were recognized upon receipt of the initial payment. The Company now defers the recognition of income on these transactions until the merchandise is delivered to the customer.

The Company will give retroactive effect to this accounting change by restating its previously issued financial statements as of January 30, 1999 and January 31, 1998, and for each of the three fiscal years in the period ended January 30, 1999. An amended 1998 Form 10-K containing these financial statements will be filed as soon as practicable. The Company expects that the change in accounting will reduce reported earnings per share for each of the fiscal years 1997 through 1999 by $.03-$.04 per share per year. The Company's actual fourth quarter and fiscal 1999 earnings will be reported on February 22, 2000 and will reflect this accounting change.

The Limited, Inc., through Express, Lerner New York, Lane Bryant, Limited Stores, Structure and Henri Bendel, presently operates 2,913 specialty stores. The Company also owns approximately 84% of Intimate Brands, Inc. (NYSE:IBI), the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret, Bath & Body Works and White Barn Candle Co. brands.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to; those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                      ###

For further information, please contact:                      Tom Katzenmeyer
                                                              Vice President
                                                              Investor Relations
                                                              The Limited, Inc.
                                                              614-415-7076
                                                              www.limited.com
                                                              ---------------